Exhibit 99.9

August 23, 2023

Board of Directors of
Desktop Metal, Inc.
63 3rd Avenue
Burlington, MA, 01803

Re: Amendment No. 1, filed August 23, 2023, to the Registration Statement on Form F-4 of Stratasys Ltd. (“Stratasys”) filed on June 20, 2023 (as so amended, the “Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated May 24, 2023, with respect to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of Class A common stock, US$0.0001 par value per share (the “Desktop Metal Common Stock”), excluding any Desktop Metal Common Stock that is owned by Desktop Metal as treasury stock, owned by a direct or indirect wholly-owned subsidiary of Desktop Metal or owned by Stratasys or Merger in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated May 25, 2023, by and among Stratasys, Tetris Sub Inc., a wholly-owned subsidiary of Stratasys, or Merger Sub, and Desktop Metal. Terms used herein and not defined herein have the meanings ascribed to them in the Merger Agreement.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Desktop Metal in connection with its consideration of the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that Stratasys has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion as Annex D to the joint proxy statement/prospectus included in the above-referenced Registration Statement and to the references to our opinion under the captions headings  ”Summary—Desktop Metal’s Reasons for the Merger”; “Summary—Opinion of Desktop Metal’s Financial Advisor”; “The Merger—Background of the Merger”; “The Merger—Recommendation of the Desktop Metal Board of Directors and Reasons for the Merger”, and “The Merger—Opinion of Desktop Metal’s Financial Advisor” in such joint proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the above-referenced Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of Amendment No. 1 to the above-referenced Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-referenced version Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED
STIFEL, NICOLAUS & COMPANY, INCORPORATED